Exhibit 10.5

SUBSCRIPTION AND EXCHANGE AGREEMENT

Subscription and Exchange Agreement, dated as of October 25, 2002 (the “Agreement”), between CDT Acquisition Corp., a Delaware corporation (the “Company”), and Toppan Printing Co., Ltd., a kabushiki kaisha organized under the laws of Japan (“Toppan”). Certain capitalized terms used herein are defined in Section 12.

WHEREAS, the Company is entering into a Transaction Agreement (the “Transaction Agreement”) between the Company, Cambridge Display Technologies Limited, a private limited company organized under the laws of England (“CDT Ltd.”), Opsys Limited, a private limited company organized under the laws of England (“Opsys”), Opsys UK Limited, a private limited company organized under the laws of England (“Opsys UK”), Alexis Zervoglos, Michael Holmes, Opsys US Corporation and Opsys US 2 Corporation;

WHEREAS, in connection with the transactions contemplated by the Transaction Agreement (the “Opsys Transactions”), the Company and Toppan are entering into a Memorandum of Understanding (the “Memorandum of Understanding”) and a side letter (the “Side Letter”), both of which set forth the parties’ mutual understanding with respect to certain business matters;

WHEREAS, also in connection with the Opsys Transactions, Toppan, Opsys, Opsys UK, CDT Ltd. and the Company are entering into a Novation and Amendment Agreement (the “Novation Agreement”) with respect to a joint development agreement, dated July 4, 2002, between Toppan and Opsys;

WHEREAS, also in connection with the Opsys Transactions, Toppan desires to subscribe for, and the Company desires to make available for purchase, 309,598 shares (the “Subscription Shares” of the Company’s Class A Common Stock, par value $.01 per share (the “Class A Common Stock”); and

WHEREAS, also in connection with the Opsys Transactions, the Company has made an offer to acquire 2,821,622 shares of the ordinary D-UK shares of Opsys (the “Opsys Shares”) owned by Toppan, and the Company proposes to deliver as consideration for the Opsys Shares 185,758 shares of the Class A Common Stock (the “Exchange Shares”; together with the Subscription Shares, the “CDT Shares”).

NOW, THEREFORE, in consideration of the mutual covenants and obligations set forth in this Agreement, the parties hereto agree as follows:

1. Purchase and Sale of the Subscription Shares; Exchange of the Opsys Shares for the Exchange Shares.

(a) Subscription Shares. Subject to all of the terms and conditions of this Agreement, Toppan hereby subscribes for and agrees to purchase the Subscription Shares from the Company, and the Company hereby agrees to sell the Subscription Shares to Toppan for Toppan’s own account for an aggregate purchase price of $5,000,000 (the “Consideration”).

(b) Exchange Shares. Subject to all of the terms and conditions of this Agreement, Toppan hereby agrees to sell the Opsys Shares to the Company, and the Company hereby agrees to purchase the Opsys Shares from Toppan in exchange for the Exchange Shares (the “Exchange”).

(c) Closing. The sale and purchase of the Subscription Shares and the Exchange will occur at a closing (the “Closing”), which will be held at the same place and at the same time as the closing under the Transaction Agreement.

2. Deliveries at the Closing.

(a) Company Deliveries. Against delivery of the Consideration and the Opsys Shares, the Company will deliver to Toppan at the Closing (i) a stock certificate registered in Toppan’s name and representing the number of Subscription Shares purchased by Toppan, which certificate shall bear the applicable legends set forth in Section 6.07 of the Amended and Restated By-Laws of the Company, as adopted on July 26, 1999 (as they may be amended from time to time, the “By-Laws”), (ii) a stock certificate registered in Toppan’s name and representing the number of Exchange Shares purchased by Toppan, which certificate shall bear the applicable legends set forth in Section 6.07 of the By-Laws and (iii) a signature page executed by the Company to a joinder agreement substantially in the form attached hereto as Exhibit A (the “Joinder Agreement”) to the Registration Rights Agreement, dated as of July 27, 1999 (as it may be amended from time to time, the “Registration Rights Agreement”), among the Company and certain stockholders of the Company.

(b) Toppan Deliveries. Against delivery of the CDT Shares, Toppan will deliver to the Company at the Closing (i) the Consideration by wire transfer of immediately available funds to an account designated by the Company, (ii) one or more stock certificates representing the Opsys Shares, duly endorsed in blank (but undated) or accompanied by stock powers or other instruments of transfer duly executed in blank (but undated) and (iii) a signature page to the Joinder Agreement, executed by Toppan.

(c) Contingent Obligations. The obligations of the Company and Toppan under this Section 2 are contingent on the simultaneous closing of the Transaction Agreement and the execution of the Memorandum of Understanding, the Side Letter and the Novation Agreement.

3. Toppan’s Representations, Warranties and Covenants.

(a) Title to Shares; Voting. Toppan owns, beneficially and of record, the Opsys Shares, free and clear of any Liens. Upon delivery and payment of the Opsys Shares to the Company as provided for in this Agreement, the Company will acquire beneficial title to the Opsys Shares being purchased by it, free and clear of any Liens, other than Liens created by or on behalf of the Company and other than the requirement pursuant to the July 9, 2002 shareholders agreement between Opsys, Toppan and others (the “Opsys Shareholder Agreement”) that all of the Opsys shareholders must consent to Toppan’s transfer of the Opsys Shares to the Company (the “Opsys Consent”). Once the Opsys Consent is obtained, the Company will acquire good and marketable title of record to the Opsys Shares being purchased by it, free and clear of any Liens, other than Liens created by or on behalf of the Company. Until the Opsys Shares are registered in the name of the Company, Toppan covenants that it will vote the Opsys Shares in accordance with the Company’s instructions. Other than the Opsys Shareholder Agreement, Toppan is not a party to any agreement, whether written or oral, relating to the Opsys Shares, or any interest therein or rights relating thereto, including the ownership, voting or disposition thereof.

(b) Investment Intention and Restrictions on Disposition. Toppan represents and warrants that Toppan is acquiring the CDT Shares solely for Toppan’s own account for investment and not with a view to, or for sale in connection with, any distribution thereof. Toppan agrees that it will not, directly or indirectly, offer, transfer, sell, pledge, hypothecate or otherwise dispose of any of the CDT Shares (or solicit any offers to buy, purchase or otherwise acquire or take a pledge of any of the CDT Shares) or any interest therein or any rights relating thereto, except in compliance with the Securities Act, all applicable state securities or “blue sky” laws as they may be amended from time to time, this Agreement as it may be amended from time to time, the By-Laws and the Registration Rights Agreement. Any attempt by Toppan, directly or indirectly, to offer, transfer, sell, pledge, hypothecate or otherwise dispose of any CDT Shares or any interest therein or any rights relating thereto without complying with the provisions of the Securities Act, all applicable state securities or “blue sky” laws as they may be amended from time to time, this Agreement as it may be amended from time to time, the By-Laws and the Registration Rights Agreement shall be void and of no effect. Toppan hereby: (i) certifies that Toppan has read and understands the restrictions on the transfer of the CDT Shares as set forth in Article VII of the By-Laws (the “By-Law Restrictions”), (ii) understands and consents that as a “Minority Investor” under the By-Laws, the By-Law Restrictions apply to the CDT Shares, (iii) certifies that Toppan has read and understands the restrictions on the transfer of the CDT Shares set forth in the Registration Rights

Agreement, including, but not limited to, the holdback provisions set forth in Section 5 of such agreement (the “Registration Rights Restrictions”), (iv) understands and consents that as “Registrable Securities” under the Registration Rights Agreement, the Registration Rights Restrictions apply to the CDT Shares, and (v) covenants that Toppan will not challenge the enforceability of the By-Law Restrictions or the Registration Rights Restrictions in any court of law.

(c) Securities Laws Matters. Toppan acknowledges receipt of advice from the Company that (i) the CDT Shares have not been registered under the Securities Act or qualified under any state securities or “blue sky” laws, (ii) it is not anticipated that there will be any public market for the CDT Shares, (iii) the CDT Shares must be held indefinitely and Toppan must continue to bear the economic risk of the investment in the CDT Shares unless the CDT Shares are subsequently registered under the Securities Act and such state laws or an exemption from registration is available, (iv) Rule 144 promulgated under the Securities Act (“Rule 144”) is not presently available with respect to sales of any securities of the Company and the Company has made no covenant to make Rule 144 available and Rule 144 is not anticipated to be available in the foreseeable future, (v) when and if the CDT Shares may be disposed of without registration in reliance upon Rule 144, such disposition can be made only in limited amounts and in accordance with the terms and conditions of such Rule, (vi) if the exemption afforded by Rule 144 is not available, sale of the CDT Shares without registration will require the availability of an exemption under the Securities Act, (vii) applicable restrictive legends in the forms set forth in Section 6.07 of the By-Laws shall be placed on the certificate representing the CDT Shares and (viii) a notation shall be made in the appropriate records of the Company indicating that the CDT Shares are subject to restrictions on transfer and, if the Company should in the future engage the services of a stock transfer agent, appropriate stop-transfer instructions will be issued to such transfer agent with respect to the CDT Shares.

(d) Ability to Bear Risk. Toppan represents and warrants that (i) Toppan’s financial situation is such that it can afford to bear the economic risk of holding the CDT Shares for an indefinite period and (ii) Toppan can afford to suffer the complete loss of Toppan’s investment in the CDT Shares.

(e) Access to Information; Sophistication; Lack of Reliance. Toppan represents and warrants that (i) Toppan has been granted the opportunity to ask questions of, and receive answers from, representatives of the Company concerning the Company and the terms and conditions of the purchase of the CDT Shares and to obtain any additional information that Toppan deems necessary, (ii) Toppan’s knowledge and experience in financial and business matters is such that Toppan is capable of evaluating the merits and risk of the investment in the CDT Shares and (iii) Toppan has carefully reviewed the terms and provisions of the By-Laws and the Registration Rights Agreement

and has evaluated the restrictions and obligations contained therein. In furtherance of the foregoing, Toppan represents and warrants that (i) no representation or warranty, express or implied, whether written or oral, as to the financial condition, results of operations, prospects, properties or business of the Company or as to the desirability or value of an investment in the Company has been made to Toppan by or on behalf of the Company, except for those representations and warranties contained in Section 4, (ii) Toppan has relied upon its own independent appraisal and investigation, and the advice of Toppan’s own counsel, tax advisors and other advisors, regarding the risks of an investment in the Company and (iii) Toppan will continue to bear sole responsibility for making its own independent evaluation and monitoring of the risks of its investment in the Company.

(f) Accredited Investor. Toppan represents and warrants that it is an “accredited investor” as such term is defined in Rule 501(a) promulgated under the Securities Act.

(g) Due Organization; Power and Authority, etc. Toppan represents and warrants that it is a kabushiki kaisha duly formed, and validly existing under the laws of Japan, with all necessary power and authority to enter into this Agreement and the Joinder Agreement and to carry out the transactions contemplated herein and therein.

(h) Authorization; Enforceability. All actions required to be taken by or on behalf of Toppan to authorize it to execute, deliver and perform its obligations under this Agreement and the Joinder Agreement have been taken, and this Agreement and the Joinder Agreement have been duly executed and delivered by Toppan. This Agreement and the Joinder Agreement constitute the valid and binding obligations of Toppan, enforceable against Toppan in accordance with their respective terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

(i) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the Joinder Agreement and the consummation by Toppan of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to Toppan or by which Toppan or any material portion of its properties is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon the financial condition, business or operations of Toppan or upon Toppan’s ability to enter into and carry out its obligations under this Agreement or the Joinder Agreement.

4. The Company’s Representations, Warranties and Covenants.

(a) Due Organization; Power and Authority, etc. The Company represents and warrants that it is a corporation duly formed, validly existing and in good standing under the laws of the State of Delaware, with all necessary power and authority to enter into this Agreement and the Joinder Agreement and to carry out the transactions contemplated herein and therein.

(b) Authorization; Enforceability. All actions required to be taken by or on behalf of the Company to authorize it to execute, deliver and perform its obligations under this Agreement and the Joinder Agreement have been taken, and this Agreement and the Joinder Agreement have been duly executed and delivered by the Company. This Agreement and the Joinder Agreement constitute the valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as the same may be affected by bankruptcy, insolvency, moratorium or similar laws, or by legal or equitable principles relating to or limiting the rights of contracting parties generally.

(c) Compliance with Laws and Other Instruments. The execution and delivery of this Agreement and the Joinder Agreement and the consummation by the Company of the transactions contemplated hereby and thereby in the manner contemplated hereby and thereby do not and will not conflict with, or result in a breach of any terms of, or constitute a default under, any agreement or instrument or any statute, law, rule or regulation, or any judgment, decree, writ, injunction, order or award of any arbitrator, court or governmental authority which is applicable to the Company or by which the Company or any material portion of its properties is bound, except for conflicts, breaches and defaults that, individually or in the aggregate, will not have a material adverse effect upon the financial condition, business or operations of the Company or upon the Company’s ability to enter into and carry out its obligations under this Agreement and the Joinder Agreement.

(d) Capitalization; Shares. The authorized capital stock of the Company consists of (i) 21,450,000 shares of Class A Common Stock, of which 15,890,029.75 shares are issued and outstanding as of the date hereof, and (ii) 850,000 shares of Class B Common Stock, par value $.01 per share, of which 311,692 shares are issued and outstanding as of the date hereof. Except for (i) 1,503,950 outstanding options issued pursuant to the Company’s Stock Incentive Plans (including options that the Company is contractually bound to issue pursuant to employment letters, letters of commitment and consultant agreements), to purchase shares of the Company’s Class A Common Stock, and (ii) the Warrant, dated August 12, 2000, to purchase 5,500 shares of the Company’s Class A Common Stock, issued to Heidrick & Struggles, Inc., there no outstanding subscriptions, options, warrants, calls, conversions or other rights, agreements, commitments, arrangements or understandings of any kind obligating the Company to issue or sell any capital stock of the Company, or securities convertible into or exchangeable for any capital stock of the Company, and no authorization therefor has been given. Notwithstanding the foregoing, on July 16, 2002, KIA VI purchased 526,316 shares of the Company’s Class A Common Stock at $16.15 a share and KEP VI purchased 92,879 shares of the Company’s Class A Common Stock at $16.15 a share, but these shares have not yet been issued, and the Company has engaged in discussions with an affiliate of Hillman CDT and Hillman CDT 2000 concerning a $10 million investment for shares of the Company’s Class A Common Stock, but this investment has not yet been funded. In the event that this investment is not funded and assuming that the Company has a need for financing, the Company expects to make alternative arrangements for the financing with KIA VI and/or KEP VI on terms to be agreed. Except as set forth in Article VIII of the By-Laws and except with respect to 928,793 shares of the Company’s Class A Common Stock that have been issued to Strategic Investors, there are no preemptive or similar rights on the part of any holders of capital stock of the Company. The CDT Shares, when issued and delivered in accordance with the terms hereof, will be duly authorized, validly issued, fully paid and nonassessable, and free and clear of any Liens other than those created by Toppan or pursuant to this Agreement, the By-Laws or the Registration Rights Agreement.

(e) Delivery of Financial Information. The Company covenants and agrees that, commencing on the date hereof and for so long as Toppan holds 75% of the CDT Shares issued to it on the date hereof, the Company shall deliver to Toppan any regularly prepared financial information that the Company delivers to any of its other stockholders in their capacity as stockholders; provided that disclosure of such information does not violate any preexisting confidentiality obligations. The information rights provided hereunder shall terminate upon the completion of the Company’s IPO; provided, however, that for so long as Toppan holds more than 1.5% of the issued and outstanding shares of the Company’s Class A Common Stock, for a period of 3 years following such IPO, the Company shall deliver to Toppan copies of any filings, reports, and associated documents filed with the Securities and Exchange Commission, or any other securities exchange or regulatory agency. The Company’s obligation to deliver any financial information to Toppan hereunder shall be contingent on Toppan’s execution and delivery of a confidentiality agreement in a form reasonably acceptable to the Company with respect to such financial information.

(f) Inspection Rights. The Company covenants and agrees that, commencing on the date hereof and for so long as Toppan holds more than 1.5% of the issued and outstanding shares of the Company’s Class A Common Stock, Toppan shall have, at its own expense, the right to inspect the facilities and financial records of the Company and each of its subsidiaries and to discuss the business, operations and conditions of the Company and its subsidiaries with the Company’s officers during the regular business hours of the Company and its subsidiaries; provided that the Company is not required to cooperate with any inspection requests of Toppan that are unreasonable or that may interfere with the business of the Company. Toppan’s inspection rights hereunder shall terminate upon completion of the Company’s IPO. The Company’s obligation to allow any inspections by Toppan hereunder shall be contingent on Toppan’s execution and delivery of a confidentiality agreement in a form reasonably acceptable to the Company with respect to any information that Toppan may obtain in such inspections.

(g) Amendment to the Registration Rights Agreement. The Company and the Majority Investors covenant and agree that, prior to filing a registration statement with respect to any shares of the Class A Common Stock or other equity securities convertible into Class A Common Stock, they shall amend Section 3(c) of the Registration Rights Agreement to include a new clause (v) to the effect that copies of all documents proposed to be filed with the Commission (as such term is defined in the Registration Rights Agreement) in connection with a registration shall be furnished to one counsel who shall be designated by the Minority Investors and the Management Stockholders (it being understood that, for purposes of the Registration Rights Agreement, Toppan and any other Strategic Investors shall be Minority Investors thereunder).

5. Public Announcements. With respect to any announcement or disclosure concerning the transactions that are subject of this Agreement and the Joinder Agreement, dated as of the date hereof, by and between the Company and Toppan (the “Transactions”), that may be made by the Company or Toppan to the financial community, governmental agencies or the public generally, the Company and Toppan covenant that they shall use reasonable efforts to consult and agree in advance on the timing and content of any such announcement or disclosure; provided, however, that the Company and Toppan acknowledge and agree that they shall publicly announce the consummation of the Transactions.

6. Strategic Investors. Toppan acknowledges and agrees that: (a) the Company contemplates issuing shares of Class A Common Stock to additional investors who shall be Strategic Investors; (b) the Majority Investors and the Company intend to amend the By-Laws in order to create a new class of stockholders, which shall consist of the Strategic Investors; (c) the Strategic Investors shall be subject to the same transfer restrictions and drag-along obligations as set forth in Sections 7 and 8 hereunder and shall enjoy the same tag-along rights, preemptive rights and consent rights as set forth in Sections 8, 9 and 10 hereunder, including, but not limited to, any termination provisions relating thereto and definitions used therein; (d) Toppan shall be included in the class of Strategic Investors; and (e) Toppan’s tag-along rights, drag-along obligations and preemptive rights as set forth in Sections 8 and 9 hereunder shall be shared on a pro rata basis with the other Strategic Investors. Toppan further acknowledges and agrees that any amendment of the By-Laws as contemplated by this Section 6 or the Company’s issuance of any shares of Class A Common Stock to any Strategic Investors shall not require consent of Toppan.

7. Restrictions on Transfer of the Shares. No shares of Class A Common Stock, including, but not limited to, the CDT Shares, or any other equity securities of the Company acquired by Toppan after the date hereof, whether owned by Toppan or any of its Permitted Transferees, nor any interest therein nor any rights relating thereto, may be Transferred without the consent of the board of directors of the Company; provided that, any such shares of Class A Common Stock or other equity securities may be Transferred by Toppan without such consent to any Permitted Transferee who agrees to be bound by the terms of this Agreement pursuant to an agreement reasonably acceptable to the Company, or pursuant to Section 8 hereof or the Registration Rights Agreement. The restrictions on transfer contained in this Section 7 shall terminate upon the occurrence of a Termination Event.

8. Tag-Along and Drag-Along Rights.

(a) Tag-Along Rights. For so long as Toppan holds 75% of the Shares issued to it on the date hereof, if at any time a Majority Investor or a group of Majority Investors proposes to directly or indirectly sell any shares of Class A Common Stock to any Third Party Investor (a “Proposed Purchaser”), whether in a private sale, merger or other transaction (other than a registered public offering) (a “Proposed Sale”), and the shares proposed to be sold in such Proposed Sale represent more than 25% of the total number of the then issued and outstanding shares of common stock of the Company, then such Majority Investor or group of Majority Investors shall promptly deliver to Toppan written notice (a “Sale Notice”) of such Proposed Sale and the material terms of the Proposed Sale as of the date of such Sale Notice, including the aggregate number of shares of Class A Common Stock the Proposed Purchaser is willing to purchase and the proposed closing date of the Proposed Sale, not less than 20 days prior to such proposed closing date. If within 10 days of the delivery of the Sale Notice, such Majority Investor or group of Majority Investors receives a written request from Toppan (a “Sale Request”) to include shares of Class A Common Stock held by Toppan in the Proposed Sale, the Class A Common Stock held by Toppan shall be so included as provided therein, subject to the limitation set forth in the last sentence of this Section 8(a); provided, however, that any Sale Request shall be irrevocable unless (x) there shall be a material adverse change in the terms of such Proposed Sale or (y) as otherwise mutually agreed to in writing by Toppan and such Majority Investor or group of Majority Investors. Subject to clause (e) in the first sentence of Section 6 hereof, the maximum number of shares of Class A Common Stock that Toppan shall be permitted to include in a Proposed Sale pursuant to a Sale Request shall be the product of (i) the aggregate number of shares of Class A Common Stock the Proposed Purchaser is willing to purchase, as set forth in the Sale

Notice, and (ii) a fraction, the numerator of which shall be the number of shares of Class A Common Stock that Toppan holds and the denominator of which shall be the number of shares of Common Stock then held by such Majority Investor or group of Majority Investors.

(b) Drag-Along Rights. At any time a Majority Investor or group of Majority Investors proposes to directly or indirectly sell any shares of Class A Common Stock to a Proposed Purchaser in a Proposed Sale, and the shares proposed to be sold represent more than 25% of the total number of the then issued and outstanding shares of common stock of the Company, then such Majority Investor or group of Majority Investors may deliver to Toppan written notice (a “Drag-Along Notice”) of such Proposed Sale and the material terms of the Proposed Sale as of the date of the Drag-Along Notice, including the number of shares of Class A Common Stock that the Proposed Purchaser is willing to purchase and the proposed closing date of the Proposed Sale, not less than 20 days prior to such proposed closing date. Subject to clause (e) in the first sentence of Section 6 hereof, Toppan hereby agrees to sell to such Proposed Purchaser that number of shares of Class A Common Stock equal to the product of (i) the number of shares of Class A Common Stock then held by Toppan and (ii) a fraction, the numerator of which shall be the number of shares of Common Stock that such Majority Investor or group of Majority Investors proposes to sell in the Proposed Sale and the denominator of which shall be number of shares of Common Stock then held by such Majority Investor or group of Majority Investors.

(c) Terms of the Proposed Sale. Shares of Class A Common Stock held by Toppan that are included in a Proposed Sale to a Proposed Purchaser pursuant to this Section 8 shall be sold to such Proposed Purchaser on the same terms and subject to the same conditions applicable to the shares of Class A Common Stock that the Majority Investor or group of Majority Investors proposes to sell in the Proposed Sale. Such terms and conditions shall include, without limitation, (i) the sale consideration (which shall be reduced by the fees and expenses incurred by the Majority Investor or group of Majority Investors in connection with the Proposed Sale, but which shall not include any amounts payable to the Majority Investor or group of Majority Investors as an advisory, consulting, transaction or other similar fee payable by the Company in connection with the Proposed Sale) and (ii) the provision of information, representations, warranties, covenants and requisite indemnifications, provided, however, that any representations and warranties relating specifically to any stockholder shall only be made by that stockholder and any indemnification provided by the stockholders shall be on a several, not joint, basis based on the number of shares of Class A Common Stock (including shares of Class B Common Stock included in the Proposed Sale) being sold by each stockholder in the Proposed Sale; provided, further, however, that the form of consideration to be received by the Majority Investor or group of Majority Investors in connection with a Proposed Sale may be different from that received by Toppan so long as the value of the consideration to be received by the Majority Investor or group of Majority Investors is the same or less than that to be received by Toppan (as reasonably determined by the Board of Directors of the Company in good faith). Toppan agrees that it shall execute such other agreements or documents as the Majority Investor or group of Majority Investors may reasonably request in connection with the consummation of a Proposed Sale and the transactions contemplated thereby, including, without limitation, purchase agreements, proxies, written consents in lieu of meetings, waivers of appraisal rights and custody agreements and powers of attorney in favor of the Majority Investor or group of Majority Investors with respect to any shares of Class A Common Stock to be sold by Toppan in the Proposed Sale. Toppan shall not exercise any dissenter’s rights with respect to the consummation of any Proposed Sale; provided, however, that Toppan shall not be required to execute, deliver or otherwise consent to any agreement or document that materially alters any existing rights of Toppan (other than as may apply to all stockholders of the Company) or imposes any liabilities or obligations on Toppan that are disproportionate to those imposed on the Majority Investors or group of Majority Investors or any other party transferring any shares of Class A Common Stock pursuant to any tag along or drag along rights hereunder.

(d) Coordination. In the event that a Majority Investor or group of Majority Investors delivers a Drag-Along Notice to Toppan, such Majority Investor or group of Majority Investors shall not also be required to deliver a Tag-Along Notice to Toppan.

(e) Termination. Upon the occurrence of a Termination Event, the rights and obligations of the Majority Investors and Toppan under this Section 8 shall terminate.

(f) Registered Public Offering. With respect to a registered public offering, the Majority Investors and Toppan shall have the rights and obligations set forth in the Registration Rights Agreement, and such rights and obligations shall not be affected by this Section 8.

9. Preemptive Rights. In the event that the Company proposes a Restricted New Issue, Toppan shall have the right, exercisable for a 14-day period after the Company has given notice to Toppan of such proposed Restricted New Issue, to purchase a proportion of such shares of the Restricted New Issue equal to Toppan’s percentage ownership on a fully-diluted basis of Common Stock as of a record date to be set by the Board of Directors of the Company not more than 30 days prior to the date of such Restricted New Issue. The price or prices and terms for such shares of the Restricted New Issue to be offered to Toppan shall be identical to the price or prices and terms for the shares of the Restricted New Issue proposed to be issued to others. Upon the earlier of (i) the occurrence of a Termination Event, (ii) the date on which Toppan sells any shares of Common Stock, any rights, options or warrants to purchase shares of Common Stock, or any securities that are, or may become, convertible into or exchangeable for Common Stock or (iii) the date on which Toppan’s percentage ownership on a fully-diluted basis of Common Stock falls below 1%, Toppan’s rights under this Section 9 shall terminate.

10. Amendment to the By-Laws. Any proposed amendment to the By-Laws that would adversely affect Toppan or the other Strategic Investors must be approved by the affirmative vote of a majority of the voting power of all issued and outstanding Class A Common Stock owned by such Strategic Investors; provided that the following actions shall not be deemed to adversely affect the Strategic Investors: (i) the Company’s issuance of Class A Common Stock or any other equity securities to the Majority Investors, (ii) the Company’s issuance of Class A Common Stock or any other equity securities to any new or existing investors with rights that are pari passu with or inferior to those granted to the Strategic Investors or (iii) the amendment of the By-Laws to include the provisions set forth or relating to Sections 6, 7, 8, 9 and 10 hereof.

11. Defined Terms.

“Affiliate” shall mean, with respect to a specified Person, any Person that directly or indirectly controls, is controlled by, or is under common control with the specified Person. As used in this definition, the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.

“Class B Common Stock” shall mean the Company’s Class B Common Stock, par value $.01 per share.

“Common Stock” shall mean the Class A Common Stock and the Class B Common Stock.

“Hillman CDT” shall mean Hillman CDT LLC, a Delaware limited liability company.

“Hillman CDT 2000” shall mean Hillman CDT 2000 LLC, a Delaware limited liability company.

“IPO” shall mean an underwritten initial public offering of common stock of the Company having an aggregate offering value (measured by the Company’s proceeds before underwriters’ discounts and selling commissions) of at least $25 million and after which an established trading market exists for common stock.

“Kelso Designee” shall mean board members of Kelso & Companies, Inc., the Louis & Patricia Kelso Trust, officers and directors of any current or former Kelso & Co. portfolio company, any other individuals designated by KIA VI and KEP VI, and any permitted transferee of any such Person under their respective stockholders’ agreement with KIA VI and KEP VI.

“KEP VI” shall mean KEP VI LLC, a Delaware limited liability company.

“KIA VI” shall mean Kelso Investment Associates VI, L.P., a Delaware limited partnership.

“Liens” shall mean debts, claims, security interests, liens, encumbrances, pledges, assessments, royalty payments, restrictions, charges, liabilities and obligations of every nature.

“Majority Investors” shall mean, together, Hillman CDT, Hillman CDT 2000, Hillman Capital Management LLC, a Delaware limited liability company, Hillman Capital Management 2000 LLC, a Delaware limited liability company, KIA VI, KEP VI, the respective Affiliates of any of the foregoing, and any Kelso Designee.

“Management Stockholders” shall mean the employees of the Company or its subsidiaries who are listed on Schedule A of the Management Stockholders Agreement, as such Schedule A may be amended from time to time.

“Management Stockholders Agreement” shall mean the Management Stockholders Agreement, dated as of January 31, 2001, among the Company and certain of its employees.

“Minority Investors” shall mean the Persons set forth on Annex A to the By-Laws and the employees of the Company listed on Schedule A to the Management Stockholders Agreement, as such Schedule A may be as amended from time to time.

“New Securities” shall mean: (i) any shares of Common Stock, whether authorized now or not; (ii) any rights, options or warrants to purchase shares of Common Stock; and (iii) any securities that are, or may become, convertible into or exchangeable for Common Stock; provided that, the term “New Securities” does not include: (A) shares of Common Stock that are issuable upon the exercise of the rights, options or warrants described in clause (ii) above or Section 4(d) hereof or the conversion or exchange of the securities described in clause (iii) above; (B) any securities offered to the public pursuant to a registration statement approved by the Board of Directors of the Company and filed pursuant to the Securities Act; (C) any securities issued in connection with the acquisition of another Person by the Company by merger, stock purchase, purchase of substantially all the assets of such Person or otherwise or other reorganization approved by the Board of Directors of the Company; (D) any securities issued in connection with any borrowings, direct or indirect, from financial institutions or other Persons by the Company that are approved by the Board of Directors of the Company, whether or not presently authorized, including any type of loan or payment evidenced by any type of debt instrument; (E) any securities issued in connection with any equipment leases that are approved by the Board of Directors of the Company; (F) any securities issued to employees, consultants, officers or directors of the Company pursuant to any stock option plan, stock purchase plan, stock bonus arrangement or sales representative agreement approved by the Board of Directors of the Company; (G) any securities issued in connection with any stock split, reverse stock split, stock dividend, merger, recapitalization or other similar event if an adjustment has been made to the shares held by Toppan as a result of such event; and (H) any shares of Class A Common Stock issued upon conversion of shares of Class B Common Stock.

“Permitted Transferee” shall mean any Person who: (i) is an Affiliate of Toppan and (ii) acquires shares of Class A Common Stock or other equity securities of the Company from Toppan in a Transfer permitted pursuant to Section 7 hereof. Any such Person shall be a “Permitted Transferee” only with respect to shares so acquired.

“Person” shall mean an individual, corporation, partnership, limited liability company, joint venture, association, trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.

“Restricted New Issue” shall mean any issuance of New Securities after the date hereof at a price of less than $16.15 per share of Common Stock, or if the New Securities are those referred to in clause (ii) or (iii) of the definition of “New Securities”, at a price that is less than the equivalent of $16.15 per share of Common Stock, as such prices may be adjusted from time to time in the good faith judgment of the Board of Directors of the Company to reflect any stock split, reverse stock split, stock dividend, merger, recapitalization, or other similar event. The price of any New Security referred to in clause (ii) or (iii) of the definition of “New Securities” shall be deemed to be the price paid for such security plus the exercise, conversion or exchange price payable in order to exercise, convert or exchange such security for Common Stock.

“Securities Act” shall mean the Securities Act of 1933, as amended, and the rules and regulations of the Securities and Exchange Commission thereunder.

“Strategic Investor” shall mean any Person, including, but not limited to, Toppan, who: (i) purchases more than a 1% Class A Common Stock ownership interest in the Company at any time on or after October 16, 2001 and (ii) is designated as a “Strategic Investor” in the purchase agreement pursuant to which such Person purchases such ownership interest.

“Termination Event” shall mean the first to occur of the closing of (A) an IPO or (B) a sale of Class A Common Stock by the Majority Investors to a Third Party Investor whether in a stock sale transaction, merger or otherwise, following which sale a majority of the issued and outstanding shares of the Class A Common Stock of the Company are owned by Third Party Investors.

“Third Party Investor” shall mean any Person other than the Majority Investors, the Minority Investors and the Strategic Investors, including, but not limited to, Toppan, and including any Affiliate of any of the foregoing.

“Transfer” shall mean any direct or indirect sale, assignment, mortgage, transfer, pledge or other disposition.

12. Miscellaneous.

(a) Binding Effect; Benefits. This Agreement shall be binding upon and inure to the benefit of the parties to this Agreement and their respective successors and permitted assigns. Nothing in this Agreement, express or implied, is intended or shall be construed to give any Person other than the parties to this Agreement and their respective successors or permitted assigns any legal or equitable right, remedy or claim under or in respect of any agreement or any provision contained herein.

(b) Waiver. The waiver by either party hereto of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any preceding or succeeding breach and no failure by either party to exercise any right or privilege hereunder shall be deemed a waiver of such party’s rights or privileges hereunder or shall be deemed a waiver of such party’s rights to exercise the same at any subsequent time or times hereunder.

(c) Amendments. This Agreement may be amended, modified or supplemented only by the agreement of the parties hereto.

(d) Assignability. Neither this Agreement nor any right, remedy, obligation or liability arising hereunder or by reason hereof shall be assignable by the Company without the prior written consent of Toppan or by Toppan without the prior written consent of the Company.

(e) Governing Law. This Agreement shall be governed by and construed and interpreted in accordance with, the law of the State of Delaware, without giving effect to the choice of law principles thereof.

(f) Notices. All notices and other communications required or permitted to be given under this Agreement shall be in writing and shall be deemed to have been duly given if (a) delivered personally, (b) mailed, certified or registered mail with postage prepaid, (c) sent by next-day or overnight mail or delivery or (d) sent by fax, as follows:

(i)	If to the Company, to it at:

c/o Cambridge Display Technology Limited

Greenwich House

Madingley House

Madingley Road

Cambridge CB3 0TX ENGLAND

Fax: 011-44-1223-723-503

Attention: Eric Lucas

with a copy to:

Debevoise & Plimpton

919 Third Avenue

New York, NY 10022

Fax: 212-909-6836

Attention:

(ii)	If to Toppan, to it at:

Toppan Printing Co., Ltd.

1, Kanda Izumicho

Chiyoda-ku, Tokyo 101-0024 JAPAN

with a copy to:

Squire, Sanders & Dempsey L.L.P.

Ebisu Prime Square Tower, 16F

1-1-39 Hiroo

Shibuya-ku, Tokyo 150-0012 JAPAN

Fax: 03-5774-1818

Attention: Stephen E. Chelberg, Esq.

, or to such other Person or address as either party shall specify by notice in writing to the other party. All such notices, requests, demands, letters, waivers and other communications shall be deemed to have been received (w) if by personal delivery on the day after such delivery, (x) if by certified or registered mail, on the fifth business day after the mailing thereof, (y) if by next-day or overnight mail or delivery, on the day delivered or (z) if by fax, on the next day following the day on which such fax was sent.

(g) Headings. The headings contained herein are for convenience and shall not control or affect the meaning or interpretation of any provision hereof.

(h) Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original and which together shall constitute one and the same agreement. A signature of a party delivered by telecopy shall constitute an original signature of such party.

(i) Severability. In case any provision of this Agreement shall be invalid or unenforceable in any jurisdiction, the validity and enforceability of the remaining provisions shall not in any way be affected thereby.

(j) Entire Agreement. This Agreement, the By-Laws and the Registration Rights Agreement constitute the entire agreement of the parties hereto with respect to the subject matter hereof and shall supersede all prior agreements, arrangements, understandings, documents, instruments and communications, whether written or oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Company and Toppan have executed this Agreement as of the date first set forth above.

CDT ACQUISITION CORP.

By:	/s/ David Fyfe
Name:	David Fyfe
Title:	Chief Executive Officer

TOPPAN PRINTING CO., LTD.

By:	/s/ Hideaki Kawai
Name:	Hideaki Kawai
Title:	Managing Director

With respect to Sections 4(g) and 8:

KELSO INVESTMENT ASSOCIATES VI, L.P.

By:	Kelso GP VI, LLC,
its general partner

By:	/s/ Phil Berney
Managing Member

KEP VI, LLC

By:	/s/ Gerald Paul Hillman
Managing Member

HILLMAN CDT LLC

By:	Hillman Capital Management LLC,
its managing member

By:	Gerald Paul Hillman
Name:	Gerald Paul Hillman
Title:	Managing Director

HILLMAN CDT 2000 LLC

By:	Hillman Capital Management 2000 LLC, its managing member

By:	/s/ Gerald Paul Hillman
Name:	Gerald Paul Hillman
Title:	Managing Director

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